Exhibit 5.01

January 27, 2011

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Re:	Registration Statement on Form S- 3

Ladies and Gentlemen:

We have acted as counsel to Ariba, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about January 27, 2011, relating to the offering, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by certain selling shareholders of up to 2,582,911 shares of common stock of the Company, par value $0.002 per share (the “Shares”), as described in the prospectus to be included as a part of the Registration Statement (the “Prospectus”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents. As to matters of fact material to the opinions expressed herein, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of the Shares, the Registration Statement will have become automatically effective under the Securities Act upon filing with the Securities and Exchange Commission, that the registration will apply to such Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares.

It is our opinion that the Shares, when issued, delivered and sold in the manner and for the consideration described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be duly and validly issued, fully paid and non-assessable.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of California. This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GUNDERSON DETTMER STOUGH

VILLENEUVE FRANKLIN & HACHIGIAN, LLP

GUNDERSON DETTMER STOUGH

VILLENEUVE FRANKLIN & HACHIGIAN, LLP

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